EXHIBIT 10.8

November 16, 2001

Paul Baker

C/o Motive Communications, Inc

Research Blvd

Austin

Texas

TX 75222

Dear Paul

This letter will confirm our offer to you as Chief Financial Officer at Motive Communications, Inc. (“the Company”), and our mutual understanding concerning the general terms and conditions applicable in the foregoing capacity. The employment shall be in accordance with the following terms and conditions for the duration of your employment:

Position

Your position will be in the capacity of Chief Financial Officer.

Compensation

Your base salary is $175,000.

You are also eligible to participate in the Company’s Stock Option Program, at a level appropriate to the CFO position.

Your compensation package will be reviewed six months after your start date and then in accordance with the Company’s review policy currently annually in August.

You will participate in all eligible company benefit schemes.

Relocation

The company will provide you and your family with travel costs and reasonable shipping cost for personal effects for your move, as well all fees/etc connected with purchasing/selling your existing home. Amounts not to exceed $50k (before gross up). All amounts are tax protected.

The company will also reimburse you all living expenses in the US while your family reside in the UK, including (hotel/housing, airfares to return home, car hire etc). This is also to include the cost of family visiting Austin from the UK. All such payments are to be tax protected.

You will receive a non-accountable relocation allowance equal to two months gross salary. This payment will be tax protected.

Emergency Leave

The Company will pay you and your family travel expenses to return to the UK for family emergencies. This payment will be tax protected.

Vacation

The company will reimburse you and your family the cost of round-trip airfare from Austin, Texas to London, England. These payments are tax protected.

Work Permits

The Company will support you in obtaining the appropriate visas and work permits for you to be properly employed in the US. The costs will be borne by the Company and tax protected.

Tax Protection

The Company win reimburse you for any U.S. income taxes incurred on payments within this letter referred to as ‘tax protected’. Protection will be given at the highest rate of taxation that you will pay.

Assistance in preparing your US and UK income tax returns will be provided at Company expense by Ernst & Young LLP.

Repatriation

If the Company terminates your employment it will repatriate you. You will receive the same type of reimbursements as for your initial move as detailed in the Relocation section of this agreement. If you terminate employment, the Company will pay Relocation expenses (with the exception of the two month salary allowance). These payments are tax protected.

Termination

In the event the Company either terminates your employment for any reason or is unable to provide you mutually acceptable employment in the event of a reorganization or change of control, you will be entitled to receive:

a)	either a lump sum payment equal to 12 months of your salary and bonus at the time of termination or, at your election the same amount paid in installments.

b)	Continued vesting in the Company stock option scheme for 12 months.

c)	In the event of a change of control you will be entitled to accelerated vesting of your options in accordance with the Motive Communications, Inc Stock Option Agreement.

Please signify your understanding of and agreement with the terms of this agreement by initialing each page and signing the last page of this letter.

Sincerely

/s/ R. Logan Wray

Chief Operating Officer

A agree to the terms and conditions covering my employment set forth in the above letter.

/s/ Paul Baker

Employee